                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           IMAGE ENTERTAINMENT, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                           PRELIMINARY MATERIALS
                                                           ---------------------


                           IMAGE ENTERTAINMENT, INC.
                                9333 Oso Avenue
                         Chatsworth, California  91311
                   -----------------------------------------

                                   NOTICE OF
                      1995 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 15, 1995

Dear Shareholder:

     The annual meeting of shareholders of Image Entertainment, Inc., a California corporation (the "Company"), will be held at The Chatsworth Hotel, located at 9777 Topanga Canyon Boulevard, Chatsworth, California, on Friday, September 15, 1995, at 10:00 a.m., Pacific Standard Time, for the following purposes:

1.   ELECTION OF DIRECTORS.  To elect four (4) directors to hold office until
     ---------------------
     their respective successors are duly elected and qualified -- Ira S. Epstein, Martin W. Greenwald, Russell Harris and Stuart Segall have been nominated for election (Proposal 1).

2.   APPROVAL OF AMENDMENT TO THE COMPANY'S BYLAWS/NUMBER OF DIRECTORS.  To
     -----------------------------------------------------------------
     approve an amendment to the Company's Bylaws to provide for a board of directors consisting of a minimum of four (4) and a maximum of seven (7) members (Proposal 2).

3.   APPROVAL OF THE 1994 ELIGIBLE DIRECTORS STOCK OPTION PLAN.  To approve the
     ---------------------------------------------------------
     Company's 1994 Eligible Directors Stock Option Plan providing for an annual award to each Eligible Director of an option to purchase 15,000 shares of the common stock of the Company (Proposal 3).

4.   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.  To ratify the
     ---------------------------------------------------
     appointment of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending March 31, 1996 (Proposal 4).

5.   OTHER BUSINESS.  To transact such other business as may properly come
     --------------
     before the meeting and any adjournments thereof.

     Enclosed with this notice is a Proxy Statement (which describes the foregoing items of business) and a Proxy. Only shareholders of record at the close of business on July 21, 1995 are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,


                                            Cheryl Lee, Esq.
                                            Secretary

Chatsworth, California
July 31, 1995

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.
IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER PERSON, AND YOU WISH TO VOTE IN PERSON, YOU MUST OBTAIN FROM THE BROKER, BANK OR OTHER HOLDER OF RECORD A PROXY CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND BRING IT TO THE MEETING.

                                                           PRELIMINARY MATERIALS
                                                           ---------------------

                           IMAGE ENTERTAINMENT, INC.
                                9333 Oso Avenue
                          Chatsworth, California 91311
                               _________________

                              PROXY STATEMENT FOR
                      1995 ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 15, 1995



                                  INTRODUCTION

GENERAL.

     Proxy Statements and Proxies are being furnished to the shareholders of Image Entertainment, Inc., a California corporation (the "Company"), in connection with the solicitation of proxies by the Company's board of directors (the "Board") for use at the Company's annual meeting of shareholders and any adjournments thereof (the "Annual Meeting"). It is anticipated that Proxy Statements and Proxies will first be mailed to shareholders on or about July 31, 1995.

TIME, DATE AND PLACE OF THE ANNUAL MEETING.

     The Annual Meeting will be held at The Chatsworth Hotel, located at 9777 Topanga Canyon Boulevard, Chatsworth, California, on Friday, September 15, 1995, at 10:00 a.m., Pacific Standard Time.

RECORD DATE / SHAREHOLDERS ENTITLED TO VOTE.

     Only shareholders of record at the close of business on July 21, 1995, the record date (the "Record Date") fixed by the Board, are entitled to notice of and to vote at the Annual Meeting. On that date, there were ___________ shares of the Company's common stock, no par value (the "Common Stock"), outstanding. No shares of the Company's preferred stock, $1.00 par value, are outstanding.

                            SOLICITATION OF PROXIES

VOTING OF PROXIES.

     A Proxy is enclosed for you to vote on Proposals 1, 2, 3 and 4. If the Proxy is properly executed and returned prior to the Annual Meeting, the shares of Common Stock it represents will be voted as you direct or, if you indicate no direction, FOR the director nominees named in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

     In the event of cumulative voting for directors, the proxyholders appointed by the Proxy (the "Proxyholders") will have discretionary authority to cumulate votes among the director nominees with respect to which the Proxyholders' authority to vote was not withheld. The Proxyholders will have discretionary authority to vote on such business (other than Proposals 1, 2, 3 and 4) as may properly come before the Annual Meeting (the Board does not currently know of any such business).

REVOCABILITY OF PROXIES.

     A shareholder may revoke a proxy at any time before it is voted at the Annual Meeting by delivering to the Company's Secretary (Cheryl Lee, Esq.) a written notice of revocation, by duly executing a proxy bearing a later date, or by voting in person at the Annual Meeting.

VOTING IN PERSON BY BENEFICIAL OWNERS.

     If your shares of Common Stock are held of record by a broker, bank or other person, and you wish to attend the Annual Meeting and vote in person, you must obtain from the broker, bank or other holder of record a proxy confirming your beneficial ownership of the shares and bring it to the Annual Meeting.

COSTS OF THE SOLICITATION.

     The Board is making this proxy solicitation, the costs of which (including the reasonable charges and expenses of brokerage firms, banks, and others for forwarding proxy materials to beneficial owners of Common Stock) will be borne by the Company. Proxies will be solicited through the mails, and may also be solicited personally or telephonically by the Company's officers, other regular employees and directors (without additional compensation).

                           VOTE REQUIRED FOR APPROVAL

     Except with respect to cumulative voting for directors, each share of Common Stock outstanding as of the Record Date is entitled to one vote on each matter of business that may properly come before the Annual Meeting.

     A majority of the shares of Common Stock outstanding on the Record Date, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Assuming a quorum is present, the four nominees receiving the highest number of votes will be elected as directors (Proposal 1). Votes against a candidate have no legal effect. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required to approve the amendment to the Bylaws (Proposal 2). Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock represented (in person or by proxy) and entitled to vote at the Annual Meeting is required to approve the 1994 Eligible Directors Plan (Proposal 3). Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and voting at the Annual Meeting (the shares affirmatively voted must also constitute at least a majority of the required quorum) is required to ratify the appointment of KPMG Peat Marwick as the Company's independent auditors (Proposal
4). Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present, but they are not counted as voting. Abstentions are counted as present, but broker non-votes are considered not present for other purposes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of July 1, 1995 by (i) each person known to the Company to be the beneficial owner of (or deemed under Rule 13d-3 to be the beneficial owner of) more than 5% of the Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table set forth in the Executive Compensation section, and (iv) all directors and executive officers as a group:



                         Common Stock                                   Percent
                             Name                                Beneficial Owned(1)(2)   of Class(3)
- --------------------------------------------------------------   ----------------------   -----------
IMAGE INVESTORS CO. (4)(5)....................................                5,203,636        36.38%
One Meadowlands Plaza
East Rutherford, NJ 07073

  JOHN W. KLUGE AND STUART SUBOTNICK (4)(5)
  One Meadowlands Plaza
  East Rutherford, NJ 07073

THE WALT DISNEY COMPANY.......................................                1,671,760        10.82%
500 South Buena Vista
Burbank, CA 91521

TWENTIETH CENTURY FOX FILM CORPORATION........................                1,671,760        10.82%
2121 Avenue of the Stars
Century City, CA 90312

SUN LIFE INSURANCE COMPANY OF AMERICA.........................                1,128,291         7.57%
One SunAmerica Center
Los Angeles, CA 90067

MARTIN W. GREENWALD (6).......................................                1,178,473         8.32%

STUART SEGALL (6).............................................                1,127,107         8.05%

RUSSELL HARRIS (5)(7).........................................                  115,227            *

IRA S. EPSTEIN (8)............................................                   30,981            *

KYLE KIRKLAND.................................................                   21,250            *

CHERYL LEE....................................................                   93,409            *

JEFF FRAMER...................................................                   39,650            *

DAVID BORSHELL................................................                   57,090            *

All directors and executive officers as a group (8 persons)...                2,672,157        18.15%


* Less than 1%.

(1) The number of shares beneficially owned includes shares of Common Stock in which a person has sole or shared voting power and/or sole or shared investment power. Except as noted, each person named has sole voting and investment powers with respect to the Common Stock beneficially owned by such person, subject to applicable community property and similar laws.

(2) The shares listed for each person named (or the group) include shares of Common Stock subject to options or warrants exercisable on or within 60 days after July 1, 1995. These shares are as follows:


Image Investors Co........................       425,000            Mr. Harris........................    27,981
   John W. Kluge & Stuart Subotnick (4)                             Mr. Epstein.......................    27,981
The Walt Disney Company...................     1,671,760            Mr. Kirkland......................    21,250
Twentieth Century Fox.....................     1,671,760            Ms. Lee...........................    93,409
Sun Life Insurance Company................     1,128,291            Mr. Framer........................    39,650
Mr. Greenwald.............................       388,199            Mr. Borshell......................    56,692
Mr. Segall................................       224,805            The group.........................   879,967

(3) Common stock not outstanding which is subject to options or warrants exercisable on or within 60 days of July 1, 1995 is deemed to be outstanding for the purpose of computing the percentage of the Common Stock beneficially owned by each named person (including the group), but is not deemed to be outstanding for any other person.

(4) All the shares of Common Stock and the warrant to purchase 425,000 shares are held of record by Image Investors Co. ("IIC"). The shares of Common Stock listed in the table as beneficially owned by IIC may also be deemed to be beneficially owned by John W. Kluge and Stuart Subotnick by virtue of their being directors, executive officers and the sole shareholders of IIC. Messrs. Kluge and Subotnick have shared voting and investment powers with respect to such shares. Amendment No. 10 (dated June 27, 1990) to a
     Schedule 13D, dated July 18, 1988, filed on behalf of IIC, John W. Kluge and Stuart Subotnick states that each of IIC, John W. Kluge and Stuart Subotnick "disclaims membership in a group, although a group might be deemed to exist." There are demand and piggyback registration rights with respect to 3,718,169 shares of Common Stock held by IIC (which includes 425,000 shares of Common Stock issuable upon exercise of the warrant but does not include shares acquired under the stock purchase agreement referenced in footnote 5 below).

(5) Under a December 29, 1987 stock purchase agreement, as amended (the "Stock Purchase Agreement"), certain investors (including Mr. Harris and IIC) have acquired shares of Common Stock from the Company. The Schedule 13D, dated December 29, 1987, filed relative to the initial acquisition of shares under the Stock Purchase Agreement states that the investors "disclaim status as a group." The Stock Purchase Agreement grants antidilution rights in connection with certain issuances of Common Stock. Antidilution rights to 9,732 shares exercisable by Mr. Harris and 97,353 shares exercisable by IIC on or within 60 days after July 1, 1995 are included in the table. The antidilution rights to the 97,353 shares exercisable by IIC are also included in the table under Common Stock Beneficially Owned by John W. Kluge and Stuart Subotnick by virtue of their being directors, executive officers and sole shareholders of IIC. The Stock Purchase Agreement also provides that investors collectively holding a percentage of "Shares" (as defined in the Stock Purchase Agreement) may cause the Company to register the Shares with the SEC.

(6) Includes 1,030 shares of Common Stock held of record by Momandad, Inc., a corporation of which Messrs. Greenwald and Segall are the sole shareholders. With respect to such shares, Messrs. Greenwald and Segall share voting and investment powers.

(7) Includes 77,514 shares of Common Stock held by Mr. Harris as trustee for a family trust.

(8)  Includes 2,000 shares of Common Stock held by Mr. Epstein's Keogh plan.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

NOMINEES.

     The Bylaws provide for a Board consisting of a minimum of three (3) and a maximum of five (5) members. The specific number of directors established by Board resolution effective immediately prior to the Annual Meeting will be four
(4).

     The name of each nominee for election to the Board, his principal occupation, age, all positions and offices with the Company held by him and the year he first became a director and additional biographical data is set forth below. For information regarding each nominee's security ownership, see
                                                                     ---
"Security Ownership of Certain Beneficial Owners and Management."

MARTIN W. GREENWALD...........................................     (Age:  53)
- -------------------

Chairman of the Board, Chief Executive Officer and President since April 1981, and Treasurer since January 1988. Mr. Greenwald's prior experience includes film production services and investment management. Mr. Greenwald is a 1964 graduate of Fairleigh Dickinson University. Since July 1990, Mr. Greenwald has been a director of the Permanent Charities Committee of the Entertainment Industries, an umbrella organization which coordinates charitable contributions from the entertainment industries. Mr. Greenwald is also the 1995 Chairperson of the Laserdisc Association of America.

STUART SEGALL.................................................     (Age:  50)
- -------------

Director and Vice President (not an executive officer) since April 1981. Mr. Segall's principal occupation is that of principal of Stu Segall Productions, an independent motion picture and television production company. From 1984 to 1989, Mr. Segall was a supervising producer for Steven J. Cannell Productions, Hollywood, California.

IRA S. EPSTEIN................................................     (Age:  63)
- --------------

Director since June 1990. Mr. Epstein is of counsel to the Beverly Hills law firm of Weissman, Wolff, Bergman, Coleman & Silverman. Prior to that, Mr. Epstein was the managing partner of Cooper, Epstein & Hurewitz, where he practiced law from 1975 to 1993. Mr. Epstein has held officer and director positions in numerous corporations.

RUSSELL HARRIS................................................     (Age:  51)
- --------------

Director since January 1991. Mr. Harris is a private investor. Mr. Harris was President and director of County Voice, a public utility licensed to provide radio paging services in Southern California, from November 1985 to January 1992. From 1983 to 1987, Mr. Harris held various executive positions with Metromedia Telecommunications, Inc.

VOTE REQUIRED.

     Four directors are to be elected at the Annual Meeting to hold office until the Company's next annual meeting of shareholders and until their respective successors have been elected and qualified. Proxies solicited by the Board will be voted, unless authority to vote is withheld, for the nominees named above or, if any of these nominees were unavailable to stand for election (an occurrence not expected by the Board), such substitute nominee(s) as selected by the Board.

     If any shareholder has given notice at the Annual Meeting, before the voting for directors begins, of the shareholder's intention to cumulate votes, then all shareholders may cumulate their votes, but only for nominees whose names have been placed in nomination before the voting. Under cumulative voting, each shareholder is entitled to the number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by the shareholder. The shareholder may cast all those votes for a single nominee or distribute them among as many nominees as the shareholder sees fit. If voting for directors is noncumulative, each share of Common Stock will be entitled to one vote for each of the nominees.

     In the event of cumulative voting for directors, the Proxyholders will have discretionary authority to cumulate votes among the nominees named above (including any substitute nominees) with respect to shares for which the Proxyholders' authority to vote was not withheld, so as to elect a maximum number of such nominees.

     Assuming a quorum is present, the nominees receiving the highest number of votes will be elected as directors (votes against a candidate have no effect). If voting for directors is noncumulative, the holders of a majority of the shares of Common Stock voting could elect all the directors.

BOARD COMMITTEES AND MEETINGS.

     The Board has standing audit and compensation committees, but no nominating committee (the functions of such committee are performed by the entire Board). The audit committee is composed of Messrs. Epstein and Harris. The audit committee's primary functions are to recommend to the Board the firm to be retained by the Company as its independent auditors, to consult with the auditors with regard to the plan of audit, the results of the audit and the audit report, and to confer with the auditors with regard to the adequacy of internal accounting controls. During the fiscal year ended March 31, 1995, the functions of the audit committee were performed by the entire Board. The compensation committee is composed of Messrs. Epstein and Harris. Its primary functions are to review and approve salaries, bonuses and other compensation payable to the Company's executive officers. The compensation committee met two times during fiscal 1995 and Messrs. Epstein and Harris attended all of the meetings.

     The Board met five times during fiscal 1995. Each director attended all of the meetings, except Mr. Harris who attended three of the meetings. The Board administers the Company's 1989 Stock Option Plan and the 1994 Eligible Directors Stock Option Plan, and the compensation committee administers the 1990 Plan, the 1992 Plan and other employee benefit plans of the Company.

COMPENSATION OF DIRECTORS.

     Non-employee directors receive a fee of $400 for each Board meeting attended. Stock options have been granted to directors from time to time, at the Board's discretion. In January 1991, Mr. Epstein and Mr. Harris were each granted 6,731 options under individual plans at an exercise price of $7.191, the closing price of the Common Stock on the date of grant. In July 1993, Messrs. Epstein, Harris, Kirkland and Segall were each granted 10,000 options at an exercise price of $5.625, the closing price of the Common Stock on the date of grant. The options are fully vested and exercisable for a period of 10 years from the date of grant. On July 12, 1994, and again on July 12, 1995, Messrs. Epstein and Harris were each granted 15,000 options at an exercise price equal to $7.25 and $6.875, respectively. The 1994 and 1995 option grants are subject to shareholder approval of the new 1994 Eligible Directors Stock Option Plan (the "Director Plan") at the Annual Meeting. The shares underlying the options have been or will be registered with the SEC prior to issuance.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain annual and long-term compensation for each of the last three fiscal years, paid to the Company's Chief Executive Officer and each Executive Officer whose salary and bonus exceeded $100,000.00 in the last fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                   Annual Compensation               Compensation
                                          ---------------------------------------    ------------
                                                                        Other         Securities          All
                                                                        Annual        Underlying         Other
                                Fiscal     Salary      Bonus         Compensation      Options       Compensation
Name & Principal Position       Year(1)    ($)(2)      ($)(3)           ($)(4)         (#)(5)          ($)(6)
- -------------------------       -------   --------    --------       ------------     ----------     ------------
Martin W. Greenwald,              1995    $239,061    $200,126         $     0         150,000         $ 3,690
President & CEO                   1994    $211,671    $333,889         $     0           - 0 -         $ 3,690
                                  1993    $274,946    $      0         $27,080           - 0 -         $ 3,690

Cheryl Lee,                       1995    $133,028    $ 54,895         $     0          25,000         $     0
Chief Administrative              1994    $125,160    $ 21,444         $     0          27,480         $     0
Officer                           1993         ---         ---             ---             ---             ---

Jeff Framer,                      1995    $111,019    $ 54,895         $     0          25,000         $     0
Chief Financial                   1994    $ 97,372    $ 21,444         $     0          15,000         $     0
Officer                           1993         ---         ---             ---             ---             ---

David Borshell,                   1995    $ 92,310    $ 54,895         $     0          25,000         $     0
Sr. VP, Sales, Marketing          1994    $ 79,200    $ 21,444         $     0          15,000         $     0
& Operations                      1993         ---         ---             ---             ---             ---
- ------------------------

(1) Mr. Greenwald has been an executive officer for purposes of disclosure in this table for the last three fiscal years. Ms. Lee, Mr. Framer and Mr. Borshell have been executive officers for purposes of disclosure in this table since April 1, 1993.

(2) Mr. Greenwald's fiscal 1995 and 1994 salary amounts include a personal expense allowance.

(3) The fiscal 1995 amounts for all of the executive officers were awarded under a formal bonus plan adopted July 1, 1994. The fiscal 1994 amounts for all of the executive officers (except Mr. Greenwald) were awarded under a formal bonus plan adopted on July 1, 1993. Mr. Greenwald's fiscal 1994 amount includes $42,889 awarded under the formal bonus plan and $291,000 pursuant to an informal, discretionary award made on June 1994.

(4) While certain executive officers enjoyed certain perquisites in fiscal 1995 and 1994, such perquisites did not exceed the lesser of $50,000 or 10% of each such executive officer's salary and bonus for the year. The fiscal 1993 amount represents the incremental cost to the Company of providing insurance premiums for medical, life and disability ($10,355) in excess of benefits afforded under the Company's general insurance benefits plan, certain other medical expenses and expenses associated with Mr. Greenwald's use of a company car.

(5) The fiscal 1994 amount for Ms. Lee includes 12,480 options granted in partial acknowledgment of a voluntary salary reduction taken pursuant to the Company's comprehensive March 1993 restructuring plan;

     however, the option grant was not intended to be in lieu of nor a substitute for the foregone salary, nor was the value of the grant made in respect of the value of the reduction.

(6) The fiscal 1995, 1994 and 1993 amounts represent term life and disability insurance premium payments.



          The following table summarizes options granted in fiscal 1995 to the executive officers named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    Potential Realizable Value
                                                                                     at Assumed Annual Rates
                                                                                   of Stock Price Appreciation
                                                 Individual Grants                     for Option Term (1)
                                                -------------------                ----------------------------
                                   Number of     Percent of Total
                                  Securities     Options Granted
                                  Underlying      to Employees       Exercise
                                   Options          in Fiscal         Price         Expiration
Name                             Granted(#)(2)       Year(3)           ($/Sh)          Date       0%($)      5%($)       10%($)
- -----------------------------    -------------   ----------------    --------       ----------    -----     --------    --------
Martin W. Greenwald (4)            37,500(6)         7.35%            $7.250        07/12/2004      $0      $170,962    $433,313

                                   37,500(6)         7.35%            $7.750        07/12/2004      $0      $182,775    $463,200
                                   37,500(6)         7.35%            $8.250        07/12/2004      $0      $194,550    $493,050
                                   37,500(6)         7.35%            $8.750        07/12/2004      $0      $206,363    $522,938
Cheryl Lee (5)                     15,000(6)         2.94%            $7.000        05/18/2004      $0      $ 66,030    $167,340
                                   10,000(7)         1.96%            $7.000        05/18/2004      $0      $ 44,020    $111,560
Jeff Framer (5)                    15,000(6)         2.94%            $7.000        05/18/2004      $0      $ 66,030    $167,340
                                   10,000(7)         1.96%            $7.000        05/18/2004      $0      $ 44,020    $111,560
David Borshell (5)                 15,000(6)         2.94%            $7.000        05/18/2004      $0      $ 66,030    $167,340
                                   10,000(7)         1.96%            $7.000        05/18/2004      $0      $ 44,020    $111,560

(1) The amounts are based upon the 5% and 10% annual rates of return prescribed by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Company's stock price nor reflect actual gains, if any, realizable upon option exercise.

(2) All of the options except Mr. Greenwald's options were granted at the fair market value of the Common Stock on the date of grant.

(3)  Based on options granted to employees totaling 510,000 shares.

(4) All 150,000 options were part of a single grant under the Company's 1992 Stock Option Plan vesting in increments of 37,500 on July 12, 1994, January 12, 1995, July 12, 1995 and January 12, 1996.

(5) The 15,000 options were made under the Company's 1992 Stock Option Plan and vest in increments of 3,750 on May 19, 1994, November 19, 1994, May 19, 1995 and November 19, 1995. The 10,000 options were granted under individual grants without reference to a plan and vested immediately.

(6) In the event of a "Change of Control" (as defined in the Company's 1992 Stock Option Plan) the unvested portion of an option shall immediately vest. Additionally, the committee administering the plan may (subject to Board approval) terminate the Plan and the options. If any termination occurs, the committee shall give each optionee written notice of the intention to terminate the Plan and the options, and shall permit the exercise of the options for at least thirty days immediately preceding the effective date of such termination. In the event an optionee's employment with the Company ceases for any reason other than death or disability, the options will terminate two weeks following the date employment ceases; however, the committee, in its sole discretion, may extend the exercise period from two weeks to three months. In the event of an optionee's death or disability, the options may be exercised for one year thereafter.

(7) In the event of a "Change of Control" (as defined in the individual grant), the Board may terminate the grant and the options. If any termination occurs, the committee shall give each optionee written notice of the intention to terminate the grant and the options, and shall permit the exercise of the options for at least sixty days immediately preceding the effective date of such termination. In the event an optionee's employment with the Company ceases, the options will terminate five years following the effective date of cessation of employment.


   The following table summarizes options exercised in fiscal 1995 by the executive officers named in the Summary Compensation Table:

                      AGGREGATED OPTION EXERCISES IN LAST
                      FISCAL YEAR AND FY-END OPTION VALUES

                                                                  Number of Shares              Value of Unexercised
                                                               Underlying Unexercised               In-the-Money
                                                                Options at FY-End(#)           Options at FY-End ($)(1)
                                                           -----------------------------   ---------------------------------
                         Shares Acquired   Value Realized
Name                     on Exercise (#)       ($)         Exercisable     Unexercisable   Exercisable(2)   Unexercisable(2)
- -------------------      ---------------   -----------     -----------     -------------   --------------   ----------------
Martin W. Greenwald          475,397        $3,335,969       350,699          75,000         $1,176,000           $  0
Cheryl Lee                    - 0 -             0             89,659           7,500             79,449            938
Jeff Framer                   - 0 -             0             35,900           7,500             33,721            938
David Borshell                - 0 -             0             52,942           7,500             46,108            938

(1) Based on the closing price on NASDAQ/NMS of the Common Stock on March 31, 1995 ($7.125).
(2) Market value of underlying securities at exercise or year-end, minus the exercise price.

DESCRIPTION OF EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

    On May 19, 1994 the compensation committee approved the material terms of a two-year compensation arrangement for the executive officers which would commence on July 1, 1994 and end on June 30, 1996, with a non-renewal notice requirement and severance consisting of base salary and insurance continuation for six months and pro rata bonus compensation for six months or any partial fiscal year that has occurred prior to expiration of the employment term, whichever is longer. Said material terms were later documented by long-form, written employment agreements entered into between the Company and each executive officer.

    The employment agreements provided for minimum annual salary for Mr. Greenwald, Ms. Lee, Mr. Framer, and Mr. Borshell of $249,000 (which includes a reimbursable personal expense allowance of $54,000 discussed below), $136,000, $115,000, and $87,140, respectively. Mr. Borshell's base salary was increased to $100,000, the annual base salary earned by the Company's former Senior Vice President of Sales and Marketing, Rick Linton, when Mr. Borshell assumed Mr. Linton's duties and responsibilities upon Mr. Linton's departure. The employment agreements also provide for the payment of cash bonuses to the executive officers as incentive compensation provided certain performance targets are met. The bonus amounts for Mr. Greenwald, Ms. Lee, Mr. Framer and Mr. Borshell represent a percentage of the Company's fiscal pretax profits and are based upon certain qualifying conditions, viz., maximum total expenses, minimum gross margin, long-term debt reduction, maximum shipping expenses and inventory reduction. Mr. Greenwald's percentage ranges between 2% and 4% provided pretax profits are greater than a specified amount. The percentage for the other executive officers is 0.625%. All of the performance criteria set forth in the bonus terms and conditions are applicable to all of the executive officers.

    The employment agreement states that stock option grants will be in such form and amounts, and at such time or times, as the Board of Directors (or, if applicable, the stock option plan administrators) shall determine.

    In the event of a "Change of Control" (as defined in the employment agreements), all compensation, rights and benefits under the agreement will continue for the longer of one year following the effective date of termination or through the expiration of the remaining term of the agreement.

    In the event of a termination for "Cause" (as defined in the employment agreements), no severance, fringe benefits, compensation or other such rights, including any pro-rata portion of bonus otherwise due, is due or payable to any executive so terminated.

    Additionally, the executives are entitled to receive medical, life and disability insurance, vacation and reimbursement of reasonable business expenses. Mr. Greenwald's agreement further provides for personal life and disability insurance, the aggregate premium payments for which shall not exceed $17,000 per annum, reimbursable personal expenses of $54,000 per annum, use of a company car and base salary and insurance continuation for six months in the event of death or disability.

    On July 1, 1995, the employment agreements were amended to extend the term thereof from June 30, 1996 to June 30, 1998, to extend the term of the Company's optional renewal from July 30, 1997 to July 30, 1999, and to fix the annual base salary increase at 5% over the prior year's annualized base salary, except for Mr. Borshell, who will receive a 15.5% increase over his prior year's annualized base salary for the contract year commencing July 1, 1995 and ending June 30, 1996.

STOCK PRICE PERFORMANCE GRAPH.

    The graph below compares the cumulative total return of Company, the NASDAQ U.S. Market Index and a Company-selected peer group (viz., Handleman Company, J2 Communications, LIVE Entertainment, Musicland Stores, Prism Entertainment and Rentrak) for the 5-year period ending March 31, 1995. The graph assumes an initial investment of $100 on April 1, 1990 in the Company, the NASDAQ U.S. Market Index and the peer group. The graph also assumes reinvestment of dividends, if any.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG IMAGE ENTERTAINMENT, INC., NASDAQ U.S. AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           IMAGE            NASDAQ
(Fiscal Year Covered)        ENTERTAINMENT    U.S.          PEER GROUP
- -------------------          -------------    ---------     ----------
Measurement Pt-  1990           $100           $100         $100
FYE   1991                      $ 67.01        $114.21      $ 71.60
FYE   1992                      $100.52        $145.58      $ 70.41
FYE   1993                      $ 51.45        $167.28      $ 68.13
FYE   1994                      $ 64.62        $180.59      $ 68.80
FYE   1995                      $ 68.21        $201.30      $ 47.79

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

   THE COMMITTEE. The Company's Compensation Committee was established in 1992 and is composed entirely of outside directors. The Committee reviews with the full Board all aspects of the compensation packages for each executive officer of the Company. The Committee and/or the full Board approves all such packages. The Committee administers the 1992 Plan, the 1990 Plan and other employee benefit plans of the Company.

   COMPENSATION OBJECTIVES. The Committee's goal is to maximize shareholder value over the long-term by attracting, retaining and motivating key executives. The executive compensation packages contain three primary components: (i) base salary, (ii) long-term incentive compensation in the form of stock options, granted periodically, priced at fair market value on date of grant and intended to give management a stake in the Company's growth while aligning management interests with those of the Company's shareholders, and (iii) annual incentive bonuses based on a combination of financial and non-financial goals. The Company offers a non-contributory 401(k) plan and provides health and disability insurance to all full-time employees. The Committee plans to attempt to take all reasonable steps to comply with the 1993 Internal Revenue Code provisions limiting the deductibility of compensation to certain executives in excess of $1 million so that compensation paid to executives will be deductible by the Company.

   BASE SALARY. The Committee based fiscal 1995 compensation on subjective criteria approximating the perceived contribution and worth of the individual executive to the Company, as well as the executive's salary history. Mr. Greenwald received an 18% increase to his fiscal 1994 base salary and Ms. Lee received a 9% increase to her fiscal 1994 base salary, consistent with the Committee's stated compensation objectives, goals and criteria (including subjective factors), and their continued role as executive officers of the Company after the Company's 1993 restructuring. Mr. Framer, having completed his first full fiscal year as the Company's Chief Financial Officer, subsequent to his promotion from Controller pursuant to the Company's 1993 restructuring, received a 15% salary increase for fiscal 1994. The increase was intended to bring him into conformity with a base compensation the Committee deemed appropriate based on the Committee's compensation objectives, goals and criteria (including subjective factors) for a Chief Financial Officer of a public company the size and in the business of the Company. Mr. Borshell, having completed his first full fiscal year as the Company's Senior Vice President of Operations, subsequent to his promotion from Vice President of Operations pursuant to the Company's 1993 restructuring, initially received a 10.3% salary increase for fiscal 1994. The increase was intended to bring him into conformity with a base compensation the Committee deemed appropriate based on the Committee's compensation objectives, goals and criteria (including subjective factors) for a Senior Vice President of Operations of a public company the size and in the business of the Company. Mr. Borshell received a subsequent raise after assuming the responsibilities of the Company's Senior Vice President of Sales and Marketing, to match the $100,000 base salary of the former executive.

   OPTION GRANTS. On May 19, 1994, the Committee approved Company-wide stock option grants under the Company's 1992 Stock Option Plan. The grants were based upon management recommendations, the aggregate amount of prior and proposed grants under the Plan in general and to the employee in particular, the employee's position, responsibility, seniority and overall contribution to the Company, and subjective factors. The Committee had originally intended to discontinue the practice of awarding annual Company-wide option grants in fiscal 1995, however, an additional factor considered by the Committee in awarding the May 19, 1994 Company-wide grants was the laudable individual and team effort demonstrated by the Company's employees in response to numerous significant work-related hardships caused by the January 17, 1994 Northridge earthquake.
All of the executive officers received awards under this Company-wide grant (except Mr. Greenwald who was alternatively awarded with a 150,000 option grant on July 12, 1994). The Committee views option grants as special long-term incentives and intends to further increase motivation by limiting the grant of such awards in future years so that grants will not be Company-wide. The Committee also awarded the executive officers (except Mr. Greenwald who was alternatively awarded with a 150,000 option grant on July 12, 1994) 10,000 non-plan options in recognition of their diligent efforts and skillful handling of the Company's operations after the Northridge earthquake severely impacted the Company's business and forced temporary closure and relocation of the Company's offices and warehouse facilities. In addition to relocating the Company in a timely fashion, the executive officers addressed the needs of the employees, vendors, investors and major licensors and program suppliers, and otherwise mitigated the adverse impact of the earthquake. Additionally, the executive officers expedited and secured a multimillion dollar earthquake related insurance settlement in June 1994 and an $880,000 earthquake related business interruption insurance settlement in early calendar 1995.

   BONUSES. Bonuses were awarded to the current executive officers based on a formula plan contained in their July 1, 1994 employment agreements. All of the executive officers were entitled to receive a percentage of pretax profits (2% - 4% provided a minimum pre-tax profit amount was achieved for Mr. Greenwald, and 0.625% for each of Ms. Lee, Mr. Framer and Mr. Borshell) conditioned upon the achievement of specific performance criteria (viz., maximum total expenses of a specified amount, minimum gross margins of a specified percentage, long-term debt reduction of a specified amount as of a specified date, maximum shipping expenses of a specified amount and inventory reduction of a specified amount by a specified date). The Committee has not disclosed the exact numbers specified in the bonus plan components because such information is deemed to be confidential and proprietary, the disclosure of which would be against the best interests of the Company. All of the performance goals enumerated in the bonus terms and conditions must be achieved before any such executive is entitled to receive a bonus and all of said goals are applicable to all of the executives.

   COMPENSATION OF CHIEF EXECUTIVE OFFICER. The fiscal 1995 compensation package of Chief Executive Officer Martin Greenwald was determined by the Committee using the same compensation objectives, goals and criteria (including subjective factors) applied to other executive officers based on its perception of his contribution, as well as general consideration of overall company performance, profitability, sales growth, return on equity and market share.
The Committee intentionally waited until it had available for review the audited numbers for the Company's prior fiscal year, which numbers were finalized in June 1994, before establishing the terms of executive employment agreements effective during fiscal 1995 (including the bonus for fiscal 1995). In fiscal 1994, the Company reported record sales and earnings. The Committee thus established Mr. Greenwald's compensation, as well as the compensation of the other executive officers, with the intent of further motivating executive management to apply their skills and expertise to the Company's business and operations for fiscal 1995, and future periods. In fiscal 1995, the Company again reported record results. Net sales increased 30.5% to a record $85.6 million from $65.6 million in fiscal 1994 and operating income increased 54.7% to a record $7.7 million from $5.0 million in fiscal 1994. Fiscal 1995 income before extraordinary item increased 101.4% to a record $7.5 million, or $.51 per share, from $3.7 million, or $.30 per share, in fiscal 1994, and net income increased 87.8% to a record $6.3 million, or $.44 per share, from $3.4 million, or $.27 per share, in fiscal 1994. The Committee attributes, in part, the record results to prudent management and sound business practices, including aggressive cost-containment, implemented by executive management. The Company's financial performance enabled it to make several accelerated pay-downs of expensive sen ior debt, which debt was ultimately refinanced in November 1994 when the Company retired the $11.5 million balance and replaced it with a $15 million revolving credit and term loan facility. The new facility provides borrowing flexibility and significant interest savings. Since December 31, 1995, the Company has been substantially debt-free. Additionally, Mr. Greenwald's efforts enabled the Company to successfully overcome the adverse impact of the Northridge earthquake and secure the earthquake related insurance settlements discussed above. The Committee further recognized the importance of Mr. Greenwald's relationships with the Company's key program suppliers and potential program suppliers. Finally, in June 1995, the Company acquired U.S. Laser, the largest laserdisc "one-stop" in the country and both a customer and competitor of the Company, for $3.1 million. While stock market price is important, it was not a determining factor in Mr. Greenwald's compensation increase. Given that Mr. Greenwald's last option grant was made in October 1991, as additional incentive to further enhance Company profitability over the long-term in an increasingly competitive and changeable market, on July 12, 1994, the Committee granted Mr. Greenwald options to purchase 150,000 shares, vesting over 18 months, at staggered exercise prices in excess of the then current market price. In determining the option award, the Committee applied the same methodology it used to establish the options awarded to the other executive officers and Mr. Greenwald's salary and bonus compensation package. The Committee does not presently intend to grant additional options to Mr. Greenwald in the near term.

                              COMPENSATION COMMITTEE
                              Ira S. Epstein
                              Russell Harris


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   John W. Kluge and Stuart Subotnick, who may be deemed to beneficially own more than 5% of the Company's Common Stock as the sole shareholders of IIC, may be deemed to control Orion Pictures Corporation ("OPC"). OPC's wholly-owned subsidiary Orion Home Video Corporation ("OHVC") licenses programs to the Company in the ordinary course of its business. The Company believes that the terms of its license agreements with the subsidiary are comparable to the terms of similar agreements between the Company and parties unaffiliated with the Company's principals. During the period commencing on April 1, 1994 to July 31, 1995, the Company paid OHVC royalties of approximately $1.37 million.

   In January 1995, the Board approved that certain Stock Purchase Agreement, dated as of January 26, 1995, by and between the Company and Kyle Kirkland, a director of the Company. The stock purchase agreement provided for the purchase of 60,000 shares of restricted Common Stock held by Mr. Kirkland. The purchase price was $7.4375 per share. The closing price of the Common Stock on January 26, 1995 was $7.75. Mr. Kirkland acquired the shares upon exercise of a warrant dated November 18, 1991. The exercise price of the warrant was $2.50 per share.

   In July 1995, the Board approved that certain Stock Purchase Agreement, dated as of July 12, 1995, by and between the Company and Stuart Segall, a director of the Company. The stock purchase agreement provided for the purchase of 137,000 shares of restricted Common Stock held by Mr. Segall. The purchase price was $6.625 per share. The closing price of the Common Stock on July 12, 1995 was $6.8125. Mr. Segall acquired 44,216 of 137,000 the shares upon exercise of an option dated December 31, 1984. The exercise price of the option was $1.070 per share. Mr. Segall acquired 92,784 of the 137,000 shares upon exercise of a warrant dated December 18, 1985. The exercise price of the warrant was $0.594 per share.

   Under a November 28, 1991 agreement with Buena Vista Home Video, the Company has the exclusive right to replicate, market and distribute all Disney, Touchstone, Buena Vista and Hollywood Pictures programming on laserdisc in the United States and Canada and their respective territories. In connection with the agreement, Buena Vista's parent company, The Walt Disney Company, was issued a warrant to purchase 1,671,760 shares of the Company's Common Stock.

   Under a July 1, 1992 agreement with Twentieth Century Fox Home Entertainment (formerly "FoxVideo, Inc."), the Company has the exclusive right to distribute all Fox programming on laserdisc in the United States and Canada and their respective territories. In connection with the agreement, Fox's parent company, Twentieth Century Fox Film Corporation, was issued a warrant to purchase 1,671,760 shares of the Company's Common Stock.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") and the NASDAQ/NMS initial reports of ownership and reports of changes in ownership of

Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of the copies of Section 16(a) reports furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal 1994 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% shareholders were complied with, except for an inadvertent late filing on Form 4 by Mr. Harris covering two transactions.


                                   PROPOSAL 2
                 APPROVAL OF AMENDMENT TO THE COMPANY'S BYLAWS

NUMBER OF DIRECTORS.

   Under the California Corporations Code (the "Corporations Code"), a corporation's bylaws may provide for a board of directors consisting of a minimum number and a maximum number (which may not be greater than two times the minimum number minus one) of members, with the exact number to be fixed by approval of the board or the shareholders in the manner stated in the bylaws.

AMENDMENT TO BYLAWS.

Article III, Section 2 of the Bylaws provides for a Board consisting of a minimum of three and a maximum of five members, with the exact number to be fixed by approval of the Board or the shareholders. To further expand the expertise of the Board at some future date, the Board recommends shareholder approval of an amendment to Article III, Section 2 which would provide for a Board consisting of a minimum of four and a maximum of seven members.

VOTE REQUIRED.

   The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required to approve the amendment. Failure to vote on the amendment will effectively be a vote against it.

                                   PROPOSAL 3
             APPROVAL OF 1994 ELIGIBLE DIRECTORS STOCK OPTION PLAN

PROPOSED ACTION REGARDING THE 1995 ELIGIBLE DIRECTORS STOCK OPTION PLAN

   The Board of Directors has adopted the Company's 1994 Eligible Directors Stock Option Plan (the "Director Plan"), subject to shareholder approval at the Annual Meeting. The major provisions of the Director Plan, including a description of the nonqualified stock options (the "Options") that have been and will be granted thereunder, are summarized below.

   The following summary is qualified in its entirety by reference to the text of the Director Plan, which is set forth in Exhibit A to this Proxy Statement. Certain terms used below are defined in the Director Plan.

SUMMARY DESCRIPTION OF THE 1995 ELIGIBLE DIRECTORS STOCK OPTION PLAN

   PURPOSE OF THE DIRECTOR PLAN. The purpose of the Director Plan is to promote the success of the Company by providing an additional means through the grant of nonqualified stock options to attract, motivate and retain experienced and knowledgeable members of the Board of Directors who are not officers or employees of the Company or any subsidiary thereof and who are disinterested for purposes of administering other stock incentive plans of the Company within the meaning of Rule 16b-3 ("Eligible Directors").

   ELIGIBILITY AND ADMINISTRATION. The Director Plan provides for automatic grants to Eligible Directors of nonqualified options to acquire shares of the Company's Common Stock. As of July 31, 1995, there were three (3) Directors on the Board who were eligible to participate in the Director Plan. Future participation will be based on a person's status as an Eligible Director.

   The Director Plan is designed to be self-effectuating to the maximum extent possible. Subject to the express provisions of the Director Plan, the Board of Directors has the authority to construe and interpret the terms of the Director Plan and any agreements defining the rights and obligations of the Company and participants under the Director Plan and to delegate certain authority thereunder.

   AMOUNT OF COMMON STOCK SUBJECT TO OPTIONS UNDER THE DIRECTOR PLAN. A maximum of 275,000 shares of Common Stock (subject to adjustment) may be issued in total under the Director Plan, and a maximum of 75,000 shares may be issued to each Eligible Director under the Director Plan. The number and type of securities which may be subject to Options under the Director Plan are subject to adjustment under Section 3.4 of the Director Plan in the event of any extraordinary distribution in respect of the Common Stock (whether in the form of Common Stock, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, recapitalization, reclassification, merger, consolidation and other similar events affecting the Company or its Common Stock. Shares subject to Options that expire or are terminated prior to exercise for any reason are to that extent available for future grants.

   GRANTS OF OPTIONS. The Director Plan provides for initial and annual grants to each Eligible Person. Each grant represents an option to purchase 15,000 shares (subject to adjustment). All Directors (except Messrs. Greenwald, Segall and (in 1994) Kirkland) received options in 1994 and 1995 and all Eligible Directors will receive non-discretionary options during the remaining term of the Plan, to purchase shares of the Company's Common Stock. Messrs. Epstein and Harris received options in 1994 and Messrs. Epstein, Harris and Kirkland received options in 1995. The per share exercise price of initial options is the fair market value of the Common Stock on the grant date, plus $0.25. The exercise price of the annual Option grants under the Director Plan will be the fair market value on the grant date (July 12 or the next business day thereafter), unless an Eligible person is receiving his or her initial option under the Director Plan (viz., Mr. Kirkland). Each Eligible Director in office on such date will be granted an Option to purchase 15,000 shares of the Company's Common Stock; provided, however, that an Eligible Director may not
                        --------  -------
receive options to purchase more than 75,000 shares of the Company's Common Stock in the aggregate under the Director Plan and under any other compensatory plan or authority (including individual grants without reference to a plan) of the Company, excluding shares subject to options granted for special or unique services (other than services as an employee, officer or director or service substantially comparable thereto) or pursuant to antidilution or similar rights or adjustments in respect of outstanding options. The grants to date and certain material terms thereof are summarized in the chart below.

               1994 ELIGIBLE DIRECTORS STOCK OPTION PLAN BENEFITS
                       PLAN BENEFITS (PRIOR GRANTS ONLY)

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                                                                  Annual Rates of Stock Price
                                    Number       Exercise                        Appreciation for Option Term(1)
                                      of           Price       Expiration        -------------------------------
                                   Shares(2)    ($/Share)       Date                 5%                10%
                                   --------     ---------      ----------        ----------         ---------
IRA S. EPSTEIN
 1994                                15,000       $7.25         7/11/2004          $ 68,385          $173,325
 1995                                15,000      $6.875         7/11/2005          $ 64,860          $164,355

RUSSELL HARRIS
 1994                                15,000       $7.25         7/11/2004          $ 68,385          $173,325
 1995                                15,000      $6.875         7/11/2005          $ 64,860          $164,355

KYLE KIRKLAND
 1994                                     0         n/a               n/a               n/a               n/a
 1995 (3)                            15,000      $7.125         7/11/2005          $ 67,215          $170,325

ELIGIBLE DIRECTORS AS A GROUP
 1994 (2 persons)                    30,000       $7.25         7/11/2004          $136,770          $346,650
 1995 (3 persons)                    45,000   $6.875/$7.125     7/11/2005          $196,935          $499,035

(1) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the Directors hold the options granted for their full ten-year term. The actual value of the options (if determinable) would vary, depending on (among other variables) the market price of the Company's Common Stock.

(2) Represents the annual amount to be awarded each year; assuming 3 currently eligible persons, up to an aggregate amount of 275,000 shares to all current Eligible Directors and 75,000 shares to any single Eligible Director, in each case subject to antidilution adjustments and plan limits.

(3)  Represents an initial award under the Plan.

     The 1994 and 1995 awards to Eligible Directors under the Director Plan are subject to shareholder approval of the Director Plan. The closing price of a share of the Company's Common Stock as reported on NASDAQ on July 12, 1994 and July 12, 1995 was $7.00 and $6.875, respectively.

     CONSIDERATION RECEIVED FOR OPTIONS. Typically, the only consideration received by the Company for the grant of an option under the Director Plan will be services (or commitment to services) on the Board of Directors by the optionee.

     TYPE AND TERM OF OPTIONS. A nonqualified stock option is the right to purchase shares of the Company's Common Stock at a future date at the exercise price on the date the option is granted. Options granted under the Director Plan will expire ten years after the date of grant, subject to earlier termination in the event an optionee's service as an Eligible Director terminates. See "Termination of Directorship."

     EXERCISE OF OPTIONS. Subject to early termination or acceleration provisions (which are summarized below), options awarded under the Director Plan will generally become exercisable in installments at the rate of 50% of the shares initially subject to such Option on the date six months after the grant date, and another 25% of such initial number of shares on the date 12 months after the grant date and on the date 18 months after the grant date. In no event, however, will an option become or be exercisable prior to six months or after ten years from its date of grant.

     The exercise price of any option granted under the Director Plan may be paid in full at the time of each exercise (i) in cash or by check, (ii) in shares of the Company's Common Stock previously owned by the optionee for at least six months prior to exercise, or (iii) partly in such shares and partly in cash.

     If any option under the Director Plan is not exercised prior to its expiration or other termination, the underlying shares will thereafter be available for further option grants under the Director Plan.

     NON-TRANSFERABILITY. Options granted under the Director Plan are not transferable, otherwise than by will or the laws of descent and distribution, and during the lifetime of the Eligible Director, Options are exercisable only by such Eligible Director, subject to limited exceptions consistent with applicable legal restrictions.

     TERMINATION OF DIRECTORSHIP. If an Eligible Director's services as a member of the Board of Directors terminate by reason of death or disability, the Eligible Director's Options shall become fully exercisable and shall remain exercisable for one year after the date of such termination or until the expiration of their stated term, whichever occurs first. Any Option which is not then exercised shall terminate. If an Eligible Director's services terminate for any other reason, such Eligible Director's Options, to the extent they are exercisable on such date, shall remain exercisable for six months after the date of such termination or until the expiration of their stated term, whichever occurs first, and shall then terminate.

     OTHER ACCELERATION OF AWARDS. Upon the occurrence of certain events described in Sections 3.5 and 4.1(c) of the Director Plan (such as a dissolution, liquidation, or certain merger or asset transactions or changes in control of the Company), each Option awarded under the Director Plan will become immediately exercisable, provided that no Option will be accelerated to a date which is less than six months after the date of grant of such Option.

     TERMINATION OR CHANGES TO THE DIRECTOR PLAN. The Board of Directors may terminate the Director Plan or may amend the Director Plan, but no amendment may be made without shareholder approval if such approval is required by law or Rule 16b-3. In addition, the Director Plan may not be amended more than once every six months (other than as may be necessary to conform to any applicable changes in the Internal Revenue Code), unless such amendment would be consistent with certain provisions of and considerations under Rule 16b-3. No amendment, suspension or termination of the Director Plan may, without the written consent of the optionee, affect in any manner materially adverse to the optionee any rights or benefits of the optionee or obligations of the Company under any option granted under the Director Plan prior to the effective date of such change. Unless earlier terminated by the Board, no Option will be granted under the Director Plan after July 11, 2004.

     NON-EXCLUSIVITY. The Director Plan does not limit the authority of the Board of Directors to grant awards or authorize any other compensation under any other plan or authority.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences of the Director Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with the general tax principles applicable to the Director Plan. State and local tax consequences are beyond the scope of this summary.

     NONQUALIFIED STOCK OPTIONS. An optionee receiving a nonqualified stock option under the Director Plan does not recognize taxable income on the date of grant of the option, assuming (as it is usually the case with plans of this type) that the option does not have a readily ascertainable fair market value at the time it is granted. However, the optionee must generally recognize ordinary income at the time of exercise of the nonqualified stock option in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. The amount of ordinary income recognized by an optionee is deductible by the Company in the year that the income is recognized. Upon subsequent disposition, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending on how long the shares of Common Stock are held.

     ACCELERATED PAYMENTS. If, as a result of certain changes in control in the Company, a participant's Options become immediately exercisable, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300 percent of the participant's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs.
In such case, the excess of the total parachute payments over such participant's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

VOTE REQUIRED FOR APPROVAL OF THE DIRECTOR PLAN

     Approval of the Director Plan requires the affirmative votes of the holders of a majority of the Common Stock present, or represented, and entitled to vote at the Annual Meeting, assuming the presence of a quorum. Broker non votes (i.e., broker designations on the proxy to the effect that the broker does not have discretionary authority to vote particular shares) are not counted as present or represented for this purpose; abstentions are not counted as votes cast but are deemed present for these purposes. Each share of Common Stock is entitled to one vote.

     Shareholders should note that because Eligible Directors have received and (subject to re-election and shareholder approval) will receive Options under this proposal, all current eligible Directors of the Company (i.e., Messrs. Epstein, Harris and Kirkland) have a personal interest in the proposal and its approval by shareholders. Accordingly, the current Eligible Directors will be deemed not entitled to vote as shareholders on this proposal.


                                   PROPOSAL 4
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has unanimously appointed, and recommends that the shareholders ratify the appointment of, KPMG Peat Marwick, independent certified public accounts and the Company's auditors since fiscal 1990, as auditors for fiscal 1996 Though shareholder ratification is not required by law or otherwise, the Board is seeking ratification as a matter of good corporate practice. If the appointment is not ratified, the Board will reconsider the appointment. Representatives of KPMG Peat Marwick will be present at the Annual Meeting, will have the opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

VOTE REQUIRED.

     Assuming a quorum is present, the affirmative vote of the holders of a majority of the Common Stock represented (in person or by proxy) and voting at the Annual Meeting (the shares affirmatively voting must also constitute at least a majority of a quorum) is required to ratify the appointment of KPMG Peat Marwick as the Company's independent auditors.

                             SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy solicitation materials for the 1996 Annual Shareholders' Meeting, a shareholder proposal must be received by the Company's Secretary at the principal executive offices of the Company no later than April 2, 1996.

     In addition, Article III, Section 4, of the Company's Bylaws provide as follows:

     Section 4.  Nomination for Director.  Nominations for election of members
     ---------   -----------------------
     of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Company entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Company no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 4 of Article II of these bylaws; provided, however, that if only 10 days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Company not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee.

              ANNUAL REPORT TO SHAREHOLDERS/FISCAL 1994 FORM 10-K

     The Company's Annual Report to Shareholders (i.e., the Company's Form 10-K for the fiscal year ended March 31, 1995) accompanies this Proxy Statement but does not constitute proxy soliciting material. Exhibits to the Annual Report/Form 10-K are available upon payment of a reasonable fee. Please direct requests, in writing, to Cheryl Lee, Esq., Secretary, Image Entertainment, Inc., 9333 Oso Avenue, Chatsworth, California 91311.

                                 OTHER BUSINESS

     The Proxyholders will have discretionary authority to vote on such business (other than Proposals 1, 2 and 3) as may properly come before the Annual Meeting (the Board does not know of any such business as of this date) and all matters incident to the conduct of the Meeting.

                              By Order of the Board of Directors,


                              Cheryl Lee, Esq.
July 31, 1995                 Secretary


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO PROMPTLY COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. THANK YOU.

                                                                       EXHIBIT A

                           IMAGE ENTERTAINMENT, INC.
                   1994 ELIGIBLE DIRECTORS STOCK OPTION PLAN

1.    THE PLAN

     1.1  Purpose.  The purpose of this Plan is to promote the success of the
          -------
Corporation by providing an additional means through the grant of Options to attract, motivate and retain experienced and knowledgeable Eligible Directors. Capitalized terms are defined in Article 4.

     1.2  Administration.
          --------------

          (a) Board Authority and Powers; Interpretation. This Plan shall be, to
              -------------------------------------------
the maximum extent possible, self-effectuating. This Plan shall be interpreted and, to the extent any determinations are required hereunder, shall be administered by the Board. Subject to the express provisions of this Plan, the Board shall have the authority to construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation and Participants under this Plan.

          (b) Binding Determinations. Any action taken by, or inaction of, the
              -----------------------
Corporation or the Board relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or officer of the Corporation shall be liable for any such action or inaction, except in circumstances involving such person's bad faith.

          (c) Reliance on Experts. In making any determination or in taking or
              --------------------
not taking any action under this Plan, the Board may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer or agent of the Corporation shall be liable for any such action or determination taken or made or omitted in good faith.

          (d) Delegation. The Board may delegate ministerial, non-discretionary
              -----------
functions to individuals who are officers or employees of the Corporation.

     1.3 Shares Available for Options. Subject to the provisions of Section 3.4,
         ----------------------------
the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued Common Stock.

          (a) Number of Shares. The maximum number of shares of Common Stock
              -----------------
that may be delivered pursuant to Options granted to Eligible Directors under this Plan shall not exceed 275,000 shares, subject to adjustments contemplated by Section 3.4.

          (b) Calculation of Available Shares and Replenishment. The shares
              --------------------------------------------------
authorized under this Plan shall be reserved for issuance. If any Option shall expire or be canceled or terminated without having been exercised in full, the undelivered shares subject thereto shall again be available for the purposes of this Plan.

2.    THE OPTIONS

     2.1 Automatic Option Grants. Subject to adjustments contemplated by Section
         ------------------------
3.4 and the limitations of Section 2.5,

          (a) Initial Options. Subject to shareholder approval of this Plan:
              ----------------
(1) each person who is an Eligible Director on July 12, 1994 shall be granted an Option to purchase 15,000 shares of Common Stock; and (2) any person who is not on July 12, 1994 an Eligible Director, but who thereafter becomes an Eligible Director shall be granted automatically (without any further action by the Board) an Option (the Option Date of which shall be the date such person becomes an Eligible Director) to purchase 15,000 shares of Common Stock. No person shall receive more than one Option under this Section 2.1(a).

          (b) Subsequent Options. On the close of business on each July 12 (or
              -------------------
if it is not a business day the first business day thereafter) during the term of this Plan, commencing in 1995, there shall be granted automatically (without any further action by the Board) to each person who is then an Eligible Director an Option to purchase 15,000 shares of Common Stock; provided, however, that if
                                                     --------- --------
the director received a grant under Section 2.1(a) within six months of such date, his or her participation in annual grants shall not commence until the following year.

          (c) Maximum Number of Shares. Any annual grants under Section 2.1(b)
              -------------------------
that would otherwise exceed the maximum number of shares under Section 1.3(a) shall be prorated within such limitation among the number of Eligible Directors entitled thereto.

          (d) Option Price. The purchase price per share of the Common Stock
              -------------
covered by each Option granted pursuant to Section 2.1(a) shall be the Fair Market Value of the Common Stock on the Option Date, plus $0.25, and by each Option granted pursuant to Section 2.1(b) shall be the Fair Market Value of the Common Stock on the Option Date.

          (e) Option Period and Exercisability. Subject to shareholder approval
              --------------------------------
of this Plan, each Option granted under this Plan shall become exercisable in installments at the rate of 50% of the shares initially subject to such Option on the date six (6) months after the Option Date, and another 25% of such initial number of shares on the date twelve (12) months after the Option Date and the remaining 25% of such initial number of shares on the date eighteen (18) months after the Option Date.

          (f) Non-Qualified Options.  Each Option granted under this Plan is
              ---------------------
intended to be a non-qualified stock option (i.e., not an "incentive stock option") under the Code and shall be so designated.

     2.2  Payment of Exercise Price.  The exercise price of any Option granted
          -------------------------
under this Plan shall be paid in full at the time of each exercise in cash or by check or in shares of Common Stock valued at their Fair Market Value on the date of exercise of the Option, or partly in previously owned shares and partly in cash, provided that any shares used in payment shall have been owned by the
      -------------
Participant at least six months prior to the date of exercise.

     2.3  Option Period.  Each Option granted under this Plan and all rights or
          -------------
obligations thereunder shall expire ten years after the Option Date and shall be subject to earlier termination under Article 3 hereof.

     2.4  Limitations on Exercise and Vesting of Options.
          ----------------------------------------------

          (a) Provisions for Exercise. No Option shall be exercisable or shall
              ------------------------
vest until at least six months after the initial Option Date, and once exercisable an Option to such extent shall remain exercisable until the expiration or earlier termination of the Option.

          (b) Procedure. Any exercisable Option shall be deemed to be exercised
              ----------
when the Secretary of the Corporation receives written notice of such exercise from the Participant, together with the required payment of the exercise price.

          (c) Fractional Shares/Minimum Issue. Fractional share interests shall
              --------------------------------
be disregarded, but shall be accumulated. No fewer than 100 shares may be purchased on exercise of any Option at one time unless the number purchased is the total number at the time available for purchase under the Option.

     2.5 Individual Option Limits. The maximum number of shares of Common Stock
         ------------------------
subject to any and all options that are or have been granted to any individual under this Plan and under any other compensatory plan or authority (including individual grants without reference to a plan) of the Corporation or any subsidiaries shall not exceed 75,000 (subject to adjustment

                              EXHIBIT A - PAGE 2
under Section 3.4), excluding shares subject to options granted for special or unique services (other than services as an employee, officer or director or services substantially comparable thereto) or pursuant to antidilution or similar rights or adjustments in respect of outstanding options.

3.    OTHER PROVISIONS.

     3.1  Rights of Participants and Beneficiaries.
          ----------------------------------------

          (a) No Service Commitment. Nothing contained in this Plan (or in any
              ----------------------
other documents related to this Plan or to any Option) shall confer upon any Participant any right to continue to serve as a director of the Corporation nor shall interfere in any way with the right of the Corporation to change director compensation or other benefits or to terminate the director's service as a director, with or without cause. Nothing contained in this Plan or any document related hereto shall influence the construction or interpretation of the Corporation's Articles of Incorporation or Bylaws regarding service on the Board or adversely affect any independent contractual right of any Eligible Director without his or her consent thereto.

          (b) Plan Not Funded. Options payable under this Plan shall be payable
              ----------------
in shares and (except as provided in Section 1.3(b)) no special or separate reserve, fund or deposit shall be made to assure payment of such Options. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Corporation by reason of any Option hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Option hereunder, such right shall be no greater than (and will be subordinate to) the right of any unsecured general creditor of the Corporation.

     3.2  No Transferability.  Options may be exercised only by, and shares
          ------------------
issuable pursuant to an Option shall be paid only to the Participant or, if the Participant has died, the Participant's Beneficiary or, if the Participant has suffered a Disability, the Participant's Personal Representative, if any, or if there is none, the Participant. Other than by will or the laws of descent and distribution, no right or benefit under this Plan or any Option shall be transferrable by the Participant or shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void. The designation of a Beneficiary hereunder shall not constitute a transfer for these purposes.

     3.3 Termination of Directorship. If a Participant's services as a member of
         ----------------------------
the Board terminate by reason of death or Disability an Option granted pursuant to this Plan held by such Participant shall, to the extent then exercisable, remain exercisable for one year after the date of such termination or until the expiration of the stated term of such Option, whichever first occurs. The portion of the Option not then exercisable shall terminate. If a Participant's services as a member of the Board terminate for any other reason, any portion of an Option granted pursuant to this Plan which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised for six months after the date of such termination or until the expiration of the stated term whichever first occurs, and shall then terminate.

     3.4  Adjustments.  If there shall occur any extraordinary distribution in
          -----------
respect of the Common Stock (whether in the form of Common Stock, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Common Stock or other securities of the Corporation, or there shall occur any other similar corporate transaction or event in respect of the Common Stock, or a sale of substantially all of the assets of the Corporation as an entirety, then the Board shall, in such manner and to such extent (if any) as may be appropriate and equitable, (1) proportionately adjust any or all of (a) the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of Options (including the specific limits and numbers of shares set forth elsewhere in this Plan), (b) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Options and the vesting provisions of the Options, (c) the

                              EXHIBIT A - PAGE 3
grant, purchase, or exercise price of any or all outstanding Options, or (d) the securities, cash or other property deliverable upon exercise of any outstanding Options, or (2) in the case of an extraordinary distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a substitution or exchange of any or all outstanding Options or for a change in the securities, cash or property deliverable upon exercise of outstanding Options based upon the distribution or consideration payable to holders of the Common Stock of the Corporation upon or in respect of such event ; provided, however, that (i) such adjustment and the
                           --------  -------
Board's actions in respect thereof are based on objective criteria, and (ii) such adjustment (to the extent consistent with Section 3.11(c)) is consistent with adjustments to comparable Options (if any) held by persons other than directors of the Corporation.

     3.5  Acceleration Upon a Change in Control Event; Early Termination on
          -----------------------------------------------------------------
Certain Events.  Upon the occurrence of a Change in Control Event, each Option
- --------------
shall become immediately exercisable in full; provided, however, that no Option
                                              --------  -------
shall be so accelerated to a date less than six months after the Option Date of the Option. To the extent that any Option granted under this Plan is not exercised prior to (i) a dissolution of the Corporation or (ii) a merger or other corporate event that the Corporation does not survive, and no provision is (or consistent with the provisions of Section 3.4 can be) made for the assumption, conversion, substitution or exchange of the Option, the Option shall terminate upon the occurrence of such event.

     3.6  Compliance with Laws.  This Plan, the granting and vesting of Options
          --------------------
under this Plan and the issuance and delivery of shares of Common Stock, and/or of other securities or property pursuant to Section 3.4, under this Plan or under Options granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal tax and securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure such compliance

     3.7  Plan Amendment, Shareholder Approval and Suspension.
          ---------------------------------------------------

          (a) Board Authorization. The Board may, at any time, terminate or,
              --------------------
from time to time, amend, modify or suspend this Plan, in whole or in part. No Options may be granted during any suspension of this Plan or after termination of this Plan, but the Board shall retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan.

          (b) Shareholder Approval. To the extent required by law or the
              ---------------------
provisions of Rule 16b-3, any amendment to this Plan or any then outstanding Option shall be subject to shareholder approval.

          (c) Limitations on Amendments to Plan and Options. The provisions of
              ----------------------------------------------
this Plan shall not be amended more than once every six months (other than as may be necessary to conform to any applicable changes in the Code or the rules thereunder), unless such amendment would be consistent with the provisions of Rule 16b-3(c)(2)(ii)(or any successor provision). No amendment, suspension or termination of this Plan or change of or affecting any outstanding Option shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 3.4 shall not be deemed to constitute changes or amendments for purposes of this Section 3.7.

     3.8 Privileges of Stock Ownership. Except as otherwise expressly authorized
         ------------------------------
by this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock subject to an Option granted under this Plan prior to the satisfaction of all conditions to the valid exercise of the Option. No adjustment will be made for dividends or other rights as a shareholders for which a record date is prior to such date of delivery.

                              EXHIBIT A - PAGE 4

     3.9  Effective Date of Plan.  This Plan shall be effective as of July 12,
          ----------------------
1994, but shall be subject to approval of a majority of the shares represented and entitled to vote at the shareholder meeting at which this Plan is first submitted for approval (referred to herein as "shareholder approval").
                                               --------------------

     3.10 Term of Plan. No Option shall be granted more than ten years after the
          ------------
effective date of this Plan (the "termination date"). Unless otherwise expressly
                                 ------------------
provided in this Plan or in an applicable Option Agreement, any Option theretofore granted may extend beyond such date, and this Plan shall continue to apply thereto.

     3.11 Legal Issues.
          ------------

          (a) Choice of Law. This Plan, the Options, all documents evidencing
              -------------
Options and all other related documents shall be governed by, and construed in accordance with the laws of the state of incorporation of the Corporation.

          (b) Severability. If any provision shall be held by a court of
              -------------
competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

          (c) Plan Construction. It is the intent of the Corporation that this
              ------------------
Plan and Options hereunder satisfy the requirements of a formula plan under Rule 16b-3 and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 so that participants will be able to administer other stock plans of the Corporation consistent with such Rule and be entitled to the benefits of Rule 16b-3 (or other exemptive rules under Section 16 of the Exchange Act) in respect of the option grants and certain other transactions in respect thereof and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

          (d) Non-Exclusivity of Plan. Nothing in this Plan shall limit or be
              ------------------------
deemed to limit the authority of the Board to grant awards or authorize any other compensation under any other plan or authority.

4.    DEFINITIONS

      4.1 Definitions.
          -----------

          (a) "Beneficiary" shall mean the person, persons, trust or trusts
              -------------
designated by a Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Option Agreement and under this Plan in the event of a Participant's death, and shall mean the Participant's executor or administrator if no other Beneficiary is identified and able to act under the circumstances.

          (b) "Board" shall mean the Board of Directors of the Corporation or,
              -------
with respect to administrative matters (as distinguished from Plan amendments, suspension, or termination), any duly authorized committee of members of the Board designated to administer this Plan.

          (c) "Change in Control Event" shall mean any of the following:
              -------------------------

               (1) Approval by the shareholders of the Corporation of the dissolution or liquidation of the Corporation; or

               (2) Approval by the shareholders of the Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not Subsidiaries or other affiliates, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned directly or indirectly by shareholders of the Corporation immediately before such reorganization (assuming for purposes

                              EXHIBIT A - PAGE 5
of such determination that (A) there is no change in the record ownership of the Corporation's securities from the record date for such approval until such reorganization and (B) such record owners hold no securities of the other parties to such reorganization, except that any securities of such other parties that are held by affiliates of the Corporation shall be considered owned by shareholders of the Corporation); or

               (3) Approval by the shareholders of the Corporation of the sale of substantially all of the Corporation's business and/or assets to a person or entity which is not an affiliate; or

               (4) Any person (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 45% or more of the combined voting power of the Corporation's then outstanding securities entitled to vote in the election of directors of the Corporation; or

               (5) During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's shareholders, of each new Board member was approved by a vote of at least two-thirds of the Board members then still in office who were Board members at the beginning of such period (including for these purposes (but, in the case of a successor, without duplication) any new members whose election or nomination was so approved).

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended
              ------
from time to time.

          (e) "Commission" shall mean the Securities and Exchange Commission.
              ------------

          (f) "Common Stock" shall mean the Common Stock of the Corporation and
              --------------
such other securities or property as may become the subject of Options, or become subject to Options, pursuant to an adjustment made under Section 3.4 of this Plan.

          (g) "Corporation" shall mean Image Entertainment, Inc., a California
              -------------
corporation, and its successors.

          (h) "Disability" shall mean a "permanent and total disability" within
              ------------
the meaning of Section 22(e)(3) of the Code.

          (i) "Eligible Director" shall mean a member of the Board who is not:
              -------------------                                         ---
(1) as of the applicable Option Date, an officer or employee of the Corporation or any subsidiary, or (2) as of the applicable Option Date or during the prior one year period, a person to whom equity securities (including options, stock appreciation rights or other derivative securities) of the Corporation or an affiliate are or have been granted or awarded (or for whose benefit any thereof have been materially amended) under or pursuant to any discretionary equity securities plan of the Corporation or an affiliate ("Other Stock Plan") (except
                                                    ------------------
under this Plan or any other formula or ongoing securities acquisition plan, the participation in which does not compromise the disinterested administration of
                            ---
any Other Stock Plan under Rule 16b-3).

          (j) "ERISA" shall mean the Employee Retirement Income Security Act of
              -------
1974, as amended.

          (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as
              --------------
amended from time to time.

          (l) "Fair Market Value" on any specified date shall mean (i) if the
              -------------------
stock is listed or admitted to trade on a national securities exchange, the closing price of the stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the stock is so listed or admitted to trade, on such date or, if there is no trading of the stock on such date, then the closing price of the stock as quoted on such Composite Tape on the

                              EXHIBIT A - PAGE 6
next preceding date on which there was trading in such shares (the "reference
                                                                   ----------
date"); (ii) if the stock is not listed or admitted to trade on a national
- ------
securities exchange, the last price for the stock on the reference date, as furnished through the NASDAQ National Market Reporting System by the National Association of Securities Dealers, Inc. ("NASD") or a similar organization if
                                         ------
the NASD is no longer reporting such information; (iii) if the stock is not listed or admitted to trade on a national securities exchange and is not reported on the NASDAQ National Market Reporting System, the mean between the bid and asked price for the stock on the reference date, as furnished by the NASD or a similar organization; or (iv) if the NASD or a similar organization does not furnish the mean between the bid and asked price for the stock on the reference date, the valuation as of the reference date furnished by an independent advisor or investment banker to the Corporation who is recognized in valuations of this type.

          (m) "Option" shall mean an option to purchase Common Stock authorized
              --------
and granted under this Plan, and related rights.

          (n) "Option Agreement" shall mean an agreement in the form of Exhibit
              ------------------
A, completed in the manner required by this Plan and executed on behalf of the Corporation by an executive officer of the Corporation.

          (o) "Option Date" shall mean the applicable date for automatic grant
              -------------
of Options set forth in Article 2.

          (p) "Participant" shall mean an Eligible Director who has been granted
              -------------
an Option under the provisions of this Plan.

          (q) "Personal Representative" shall mean the person or persons who,
              -------------------------
upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

          (r) "Plan" shall mean this Eligible Directors' Stock Option Plan.
              ------

          (s) "Rule 16b-3" shall mean Rule 16b-3 as promulgated by the
              ------------
Commission pursuant to the Exchange Act, as amended from time to time.

                              EXHIBIT A - PAGE 7

                                                           PRELIMINARY MATERIALS

                           IMAGE ENTERTAINMENT, INC.
    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1994 ANNUAL MEETING OF
                                  SHAREHOLDERS
                               SEPTEMBER 15, 1995

  The undersigned appoints Ira S. Epstein, Martin W. Greenwald, Russell Harris and Stuart Segall, and each of them, proxies (each with full power of substitution) to represent the undersigned at the Image Entertainment, Inc. 1995 Annual Meeting of Shareholders to be held on September 15, 1995 and any adjournments thereof and to vote the shares of the Company's common stock held of record by the undersigned on July 21, 1995 as directed below.

1.  Election of Directors (Proposal 1).

    [_] FOR all nominees listed below
        (except as indicated to the contrary below).

    [_] WITHHOLD AUTHORITY to vote for all nominees listed below.

  INSTRUCTION: To withhold authority to vote for any individual nominee(s) strike a line through the name of the nominee(s) in the following list:


IRA S. EPSTEIN     MARTIN W. GREENWALD     RUSSELL HARRIS     STUART SEGALL


2. Approval of Amendment to the Company's Bylaws (Proposal 2).

                [_] FOR     [_] AGAINST   [_] ABSTAIN


3. Approval of the Company's 1994 Eligible Directors Stock Option Plan (Proposal 3).

                [_] FOR     [_] AGAINST   [_] ABSTAIN


4. Ratification of the appointment of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending March 31, 1996 (Proposal 4).

                [_] FOR     [_] AGAINST   [_] ABSTAIN


5. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any matters incident to the conduct of the Meeting.

                          PLEASE SIGN ON REVERSE SIDE

                                                           PRELIMINARY MATERIALS

  The shares represented by this Proxy will be voted as directed above. If no direction is indicated, the shares represented by this Proxy will be voted FOR the director nominees named in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4 and will be voted in the discretion of the proxies on such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated July 31, 1995.

                                 Dated:______________________________________

                                 Signed:_____________________________________

                                 Signed:_____________________________________

                                 Please date this Proxy and sign exactly as name appears hereon. If shares are jointly held, this Proxy should be signed by each joint owner. Executors, administrators, guardians or others signing in a fiduciary capacity should state their full titles. A Proxy executed by a corporation should be signed in its name by its president or other authorized officer. A Proxy executed by a partnership should be signed by an authorized person.


              PLEASE PROMPTLY COMPLETE, DATE AND SIGN THIS PROXY
                    AND RETURN IT IN THE ENVELOPE PROVIDED.